UNITED STATES OF AMERICA
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 28, 2005

INTEGRITY MUTUAL FUNDS, INC.
(Exact name of registrant as specified in its charter)

North Dakota	0-25958	45-0404061
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Main Street North, Minot, North Dakota	58703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (701) 852-5292

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

Integrity Mutual Funds, Inc., (OTCBB: IMFD) the Minot-based mutual fund and financial services company, has promoted Brenda Sem to the new position of Director of Compliance.  The Director of Compliance will oversee all aspects of Integrity’s compliance efforts and will supervise the firm’s various Chief Compliance Officers.

Ms. Sem, 36, has served as Chief Compliance Officer of Integrity’s investment adviser and investment companies since 2003.  Prior to joining Integrity, Sem was Senior Internal Auditor of Alerus Financial in Grand Forks, ND. In addition, she has held accounting positions with Brady, Martz and Associates in Devils Lake and Grand Forks, ND; and American West Insurance Company in Grand Forks.  A graduate of North Dakota State University with a B.S. in Business Administration, she is a Certified Public Accountant and Certified Internal Auditor and a member of the American Institute of CPAs and the North Dakota State Society of CPAs.

Integrity also promoted Kevin Flagstad, 34, to the position of Chief Compliance Officer of Integrity Money Management Inc., Integrity’s investment adviser subsidiary.  Flagstad has served as a compliance officer for Integrity since 1999.  Mr. Flagstad holds a B.A. in History from Minot (ND) State University and a Juris Doctorate degree from the University of North Dakota School of Law, in Grand Forks, ND.

Integrity Mutual Funds, Inc. has assets under management of $400 million and is publicly traded over the OTC Bulletin Board under the symbol IMFD.OB.   With its subsidiaries, Integrity Money Management, Inc., Integrity Fund Services, Inc., and Integrity Funds Distributor, Inc., the firm sponsors, manages, and advises 18 mutual funds. IMFD also owns Capital Financial Services, Inc., a full-service brokerage firm that specializes in providing investment products and services to independent investment representatives, financial planners, and investment advisors in parts of the Midwest and California.